EX-99.e.1.ii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

April 29, 2013

Delaware Group Limited-Term Government Funds
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the Class R Shares of the Delaware Limited-Term Diversified Income Fund (the “Fund”), which is a series of Delaware Group Limited-Term Government Funds, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund’s Class A, Class B, and Class R Shares, so that shares’ Rule 12b-1 (distribution) fees will not exceed 0.15%, 0.15%, and 0.50%, respectively. This expense limitation agreement shall be effective for the period April 30, 2013 through April 30, 2014 for the Fund’s Class A and Class R shares and for the period March 1, 2013 through February 28, 2014 for the Fund’s Class B shares.

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/J. Scott Coleman
Name: J. Scott Coleman
Title: President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Limited-Term Government Funds

By:	/s/Patrick P. Coyne

Name: Patrick P. Coyne
Title: President
Date: April 29, 2013